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                                                                  EXHIBIT (m)(2)



                             E-HARMON INTERNET FUND
                           A SERIES OF E-HARMON FUNDS

                          DISTRIBUTION AND SERVICE PLAN
                                (CLASS B SHARES)


         Distribution and Service Plan (the "Plan") by and between e-harmon Funds (the "Trust") for e-harmon Internet Fund (the "Fund") Class B shares (the "Class B shares") and Sunstone Distribution Services, LLC (the "Distributor").

                                   WITNESSETH:

         WHEREAS, the Trust has entered into a distribution agreement with the Distributor pursuant to which the Distributor will distribute shares of the Fund issued by the Trust;

         WHEREAS, the Trust desires to adopt this Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended ("Investment Company Act"), pursuant to which the Fund will pay a distribution and service fee to, or at the direction of, Sunstone in connection with the Class B shares of the Fund; and

         WHEREAS, a majority of the Board of Trustees of the Trust, including a majority who are not "interested persons" of the Trust (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), have determined by votes cast in person at a meeting called for the purpose of voting on this Plan that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its Class B shareholders.

         NOW, THEREFORE, the Trust hereby adopts, and the Distributor hereby agrees to the terms of, this Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

1.       Payment of Service Fee

         The Fund shall pay to the Distributor for providing personal service and/or maintaining shareholder accounts a service fee of .25 of 1% per annum of the average daily net assets of the Class B shares (service fee) of the Fund. The Fund shall calculate and accrue daily amounts payable by the Class B shares of the Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board of Trustees may determine.

2.       Payment for Distribution Activities

         The Fund shall pay to the Distributor a distribution fee not to exceed .75 of 1% per annum of the average daily net assets of the Class B shares of the
Fund for the performance of Distribution Activities as described below. The Fund shall calculate and accrue daily amounts payable by the Class B shares of the Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board of Trustees may determine. Amounts payable under the Plan


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shall be subject to the limitations of Rule 2830 of the NASD Conduct Rules.

         Only distribution expenditures properly attributable to the sale of Class B shares of the Fund will be used to justify any fee paid by the Trust with respect to that Fund pursuant to this Plan, and, to the extent that such expenditures relate to more than one Fund, the expenditures will be allocated between or among the affected Funds in a manner deemed appropriate by the Board of Trustees of the Trust.

         The Distributor shall spend such amounts as it deems appropriate on Distribution Activities which include, among others:

         (a) compensating the Distributor under the Distribution Agreement;

         (b) amounts paid to broker-dealers or other financial institutions for performing services under a selected dealer agreement with the Distributor for the sale of Class B shares of the Fund, including sales commissions and trailer commissions paid to, or on account of, agents and indirect and overhead costs associated with Distribution Activities;

         (c) amounts paid to broker-dealers or other financial institutions for performing services under a selected dealer agreement with the Adviser or the Fund for the sale of Class B shares of the Fund, including sales commissions and trailer commissions paid to, or on account of, agents and indirect and overhead costs associated with Distribution;

         (d) costs of printing and mailing of Fund prospectuses, statements of additional information, any supplements thereto and shareholder reports for prospective Fund shareholders;

         (e) services relating to the development, preparation, printing and mailing of Fund advertisements, sales literature and other promotional materials describing and/or relating to the Fund and including materials intended for broker-dealer only use or retail;

         (f) holding seminars and sales meetings designed to promote the distribution of the Class B shares of the Fund;

         (g) obtaining information and providing explanations to prospective shareholders regarding the investment objective and policies and other information about the Fund, including the performance of the Fund;

         (h) training sales personnel regarding the Trust and the Fund; and

         (i) financing any other activity that the Trust's Board of Trustees determines is primarily intended to result in the sale of Class B shares.

3.       Quarterly Reports; Additional Information

         The Distributor or an appropriate officer of the Trust will provide to the Board of Trustees of the Trust for review, at least quarterly, a written report specifying in reasonable detail the amounts expended for Distribution Activities (including payment of the service fee) and the


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purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. The Distributor will provide to the Board of Trustees of the Trust such additional information as they shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

4.       Effectiveness; Continuation

         If approved by a vote of a majority of the Board of Trustees and a majority of the Rule 12b-1 Trustees, the Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect thereafter for so long as such continuance is specifically approved at least annually by a majority of the Board of Trustees of the Trust and a majority of the Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.

5.       Termination

         This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class B shares of the Fund.

6.       Amendments

         The Plan may not be amended to change the combined service and distribution expenses to be paid as provided for in Sections 1 and 2 hereof so as to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class B shares of the Fund. All material amendments of the Plan shall be approved by a majority of the Board of Trustees of the Trust and a majority of the Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on the Plan.

7.       Rule 12b-1 Trustees

         While the Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

8.       Records

         The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 3 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

Dated:  March 24, 2000


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